                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant toss.240.14a-12

                             RESOURCE AMERICA, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    ____________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:
    ____________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    ____________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:
    ____________________________________________________________________________

    (5) Total fee paid:
    ____________________________________________________________________________

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:_________________________________________________
    (2) Form, Schedule or Registration Statement No.:___________________________
    (3) Filing Party:___________________________________________________________
    (4) Date Filed:_____________________________________________________________

                             RESOURCE AMERICA, INC.
                    1845 Walnut Street Philadelphia, PA 19103

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       To be held on Tuesday, May 11, 2004

To the Stockholders of RESOURCE AMERICA, INC.:

         Notice is hereby given that the annual meeting of stockholders of RESOURCE AMERICA, INC., a Delaware corporation (the "Company"), will be held at The Philadelphia Art Alliance, 251 South 18th Street, Philadelphia, Pennsylvania, on Tuesday, May 11, 2004, at 9:00 a.m. (the "Meeting"), for the following purposes:

         1. To elect two directors to serve three-year terms expiring at the annual meeting of stockholders in 2007.

         2. To transact such other business as may properly be brought before the Meeting and any adjournment thereof.

         Only stockholders of record on the books of the Company at the close of business on March 15, 2004, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days prior to the Meeting at the offices of the Company, at 1845 Walnut Street, Philadelphia, Pennsylvania 19103. The stock transfer books will not be closed.

         STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE. ONLY PERSONS WHO ARE STOCKHOLDERS AS OF MARCH 15, 2004 OR THEIR DULY AUTHORIZED REPRESENTATIVES OR PROXIES ARE INVITED TO ATTEND THE MEETING. IF YOU PLAN TO ATTEND YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU. IF YOUR STOCK IS HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, AND IF YOU WISH TO VOTE AT THE MEETING YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.


                                          By order of the Board of Directors,
                                          Michael S. Yecies, Secretary
                                          March 29, 2004

                             RESOURCE AMERICA, INC.
                    1845 Walnut Street Philadelphia, PA 19103

                  --------------------------------------------
                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                  --------------------------------------------

                                     GENERAL

Introduction

         The annual meeting of stockholders of Resource America, Inc. (the "Company") will be held on May 11, 2004, at 9:00 a.m. (the "Meeting") at The Philadelphia Art Alliance, 251 South 18th Street, Philadelphia, Pennsylvania for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on March 15, 2004, will be entitled to notice of and to vote at the Meeting.

         This statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies from holders of its common stock to be used at the Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and returned to the Company, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

         This proxy statement and the accompanying form of proxy are being sent on or about March 29, 2004, to stockholders of record as of March 15, 2004.

Revocation of Proxy

         If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company at its Philadelphia address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.

Expenses and Manner of Solicitation

         The cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing this Proxy Statement and the accompanying form of proxy will be borne by the Company. Proxies may be solicited by directors, officers, and regular employees of the Company either personally, by letter, or by telephone. No director, officer, or employee who solicits proxies will be specially compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's common stock.

                              VOTING AT THE MEETING

         Only stockholders of record at the close of business on March 15, 2004, will be entitled to vote at the Meeting. As of March 15, 2004, the Company had 17,365,968 shares of common stock outstanding. At the Meeting, the holders of common stock will be entitled to one vote per share on each matter of business properly brought before the Meeting.

         The presence in person or by proxy of holders of the Company's outstanding common stock representing not less than a majority of the outstanding shares of common stock will constitute a quorum. The affirmative vote of a plurality of the shares represented at the Meeting, in person or by proxy, will be necessary for the election of directors. Approval of all other business properly brought before the Meeting will require a favorable vote of a majority of the shares represented at the Meeting, in person or by proxy.

         Abstentions may be specified on the election of each of the nominated directors and on any other properly presented business and will be considered present for purposes of determining the presence of a quorum. Abstentions, including broker non-votes, with respect to shares present at the Meeting, in person or by proxy, will have no effect on any such matter. Any proxy not specifying to the contrary will be voted FOR the election of the specified directors.

         Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers generally have the discretion to vote those shares with respect to certain matters, including the election of directors, if they have not received instructions from the beneficial owners. A failure by brokers to vote shares held by them in nominee name will mean that such shares will not be counted for the purposes of establishing a quorum and will not be voted.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number and percentage of shares of common stock owned, as of March 15, 2004, by (a) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding shares of common stock, (b) each of the Company's present directors,
(c) each of the Company's executive officers, and (d) all of the Company's present executive officers and directors as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

                                                                                         Common Stock
                                                                   --------------------------------------------------
                                                                   Amount and Nature of                    Percent of
Beneficial Owner                                                   Beneficial Ownership                         Class
---------------                                                    --------------------                    ----------
Directors
---------
Carlos C. Campbell.............................................       18,663 (1)(2)                           *
Edward E. Cohen................................................    1,798,493 (3)(4)(6)(7)(8)(9)              10.17%
Jonathan Z. Cohen..............................................      474,013 (3)(4)(6)(7)(10)                 2.67%
Andrew M. Lubin................................................       19,023 (1)(2)                           *
P. Sherrill Neff...............................................       15,183 (1)(2)                           *
John S. White..................................................       19,183 (1)(2)                           *

Non-Director Executive Officers
-------------------------------
Steven J. Kessler..............................................      116,374 (3)(4)(6)(7)                     *
Freddie M. Kotek...............................................      135,668 (3)(4)(5)(6)(7)                  *
Alan F. Feldman................................................       50,000 (6)(7)                           *
Nancy J. McGurk................................................      102,674 (3)(4)(5)(6)(7)                  *
All present executive officers and directors as
   a group (10 persons)........................................    2,703,024 (1)(2)(3)(4)(5)(6)(7)(8)(9)     14.73%


Other Owners of More Than
5% of Outstanding Shares
------------------------
Cobalt Capital Management, Inc.(11)............................    1,741,800                                 10.03%
Dimensional Fund Advisors Inc.(12).............................    1,434,559                                  8.26%
Wellington Management Company, LLP(13).........................    1,143,955                                  6.59%
James C. Eigel(14).............................................      963,124                                  5.55%
Leon G. Cooperman(15)..........................................      954,800                                  5.50%

-------------------
* Less than 1%

(1) Includes vested units representing the right to receive one share of Company common stock per unit granted under the Company's 1997 Non-Employee Directors Deferred Stock and Deferred Compensation Plan in the following amounts: Mr. Campbell - 15,000 units; Mr. Lubin - 15,000 units; Mr. Neff - 12,000 units; and Mr. White - 15,000 units.

(2) Includes vested units representing the right to receive one share of Company common stock per unit granted under the Company's 2002 Non-Employee Directors Deferred Stock and Deferred Compensation Plan in the following amounts: Mr. Campbell - 3,183 units; Mr. Lubin - 3,183 units; Mr. Neff - 3,183 units; and Mr. White - 3,183 units.

(3) Includes shares allocated under the Company's 1989 Employee Stock Ownership Plan in the following amounts: Mr. E. Cohen - 60,775 shares; Mr. J. Cohen - 285 shares; Mr. Kessler - 313 shares; Mr. Kotek - 16,017 shares; and Ms. McGurk - 10,426 shares, as to which each has voting power.

(4) Includes shares allocated under the Company's Investment Savings Plan (the "401(k) Plan") in the following amounts: Mr. E. Cohen - 18,765 shares; Mr. J. Cohen - 11,231 shares; Mr. Kessler - 11,545 shares; Mr. Kotek - 17,673 shares; and Ms. McGurk - 20,686 shares, as to which each has voting power.

(5) Includes shares issuable on exercise of options granted under the Company's 1989 Key Employee Stock Option Plan in the following amounts:
       Mr. Kotek - 29,495 shares; and Ms. McGurk - 33,708 shares.

(6) Includes shares issuable on exercise of options granted under the Company's 1999 Key Employee Stock Option Plan in the following amounts:
       Mr. E. Cohen - 275,000 shares; Mr. J. Cohen - 263,334 shares; Mr. Feldman
       - 6,633 shares; Mr. Kessler - 47,500 shares; Mr. Kotek - 32,500 shares; and Ms. McGurk - 17,500 shares.

(7) Includes shares issuable on exercise of options granted under the Company's 2002 Key Employee Stock Option Plan in the following amounts:
       Mr. E. Cohen - 37,500 shares; Mr. J. Cohen - 37,500 shares; Mr. Feldman - 43,367 shares; Mr. Kessler - 7,500 shares; Mr. Kotek - 7,500 shares; and Ms. McGurk - 2,500 shares.

(8) Includes 449,516 shares held by a private charitable foundation, of which Mr. E. Cohen serves as a co-trustee. Mr. E. Cohen disclaims beneficial ownership of these shares.

(9) Includes 92,500 shares held in trusts for the benefit of Mr. E. Cohen's spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of these shares.

(10) Includes 46,250 shares held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary. These shares are also included in the shares referred to footnote 9 above.

(11) This information is based on Schedule 13G/A filed with the United States Securities and Exchange Commission on February 10, 2004. The address for Cobalt Capital Management, Inc. is 237 Park Avenue, Suite 900, New York, New York 10012.

(12) This information is based on Schedule 13G/A filed with the United States Securities and Exchange Commission on February 6, 2004. Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under
       Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds". In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over 1,434,559 shares of the Company's common stock as of December 31, 2003. The Funds own all of these securities. Dimensional disclaims beneficial ownership of such securities. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(13) This information is based on Schedule 13G/A filed with the United States Securities and Exchange Commission on February 12, 2004. Includes 360,697 shares as to which shared voting power is claimed and 1,143,955 shares as to which shared dispositive power is claimed. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(14) This information is based on Schedule 13G/A filed with the United States Securities and Exchange Commission on February 13, 2004. Includes shares held by nominees. Mr. Eigel's address is 2727 South Ocean Blvd., Highland Beach, Florida 33487.

(15) This information is based on Schedule 13G filed with the United States Securities and Exchange Commission on February 27, 2004 by Mr. Cooperman individually, as Managing Member of Omega Associates, L.L.C. on behalf of Omega Institutional Partners, L.P., Omega Equity Investors, L.P., and as President of Omega Advisors, Inc.

         Includes 633,200 shares as to which sole voting and sole dispositive power is claimed and 321,600 shares as to which shared voting and shared dispositive power is claimed. Mr. Cooperman's address is 88 Pine Street, Wall Street Plaza - 31st Floor, New York, New York 10005.

                              ELECTION OF DIRECTORS
Directors

         The Board of Directors is divided into three classes with directors in each class serving three-year terms. The terms of directors in the Class of 2004 expire at the annual meeting of stockholders to which this proxy statement relates. The Board of Directors has nominated Andrew M. Lubin and P. Sherrill Neff for re-election as directors in the Class of 2007.

         The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. Lubin and Neff as directors of the Company in the Class of 2007, for three-year terms expiring at the 2007 annual meeting of stockholders, or until their successors are elected or appointed. Should either nominee become unable or refuse to accept nomination or election as a director in the Class of 2007, it is intended that the persons named as proxies will vote for the election of such other person as the Board of Directors may recommend. The Board of Directors knows of no reason why either nominee might be unable or refuse to accept nomination or election.

         Information is set forth below regarding the principal occupation of each nominee and each of the other directors of the Company. There are no family relationships among the nominees and directors of the Company except that Jonathan Z. Cohen, President, Chief Operating Officer and a director of the Company, is a son of Edward E. Cohen, Chairman of the Board of Directors and Chief Executive Officer of the Company.

                                                                                    Year in Which
Names of Directors, Principal                                                         Service               Term to Expire
Occupation and Other Information                                                  As Director Began         At Annual Meeting
--------------------------------                                                  -----------------         -----------------
Nominees whose terms will expire in 2007 are:

Andrew M. Lubin, 57,  President,  Delaware  Financial Group, Inc. (a
private investment firm) since 1990.                                                    1994                     2007

P. Sherrill Neff, 52, Founder and Managing Partner of Quaker
BioVentures, Inc. (a life sciences venture fund) since 2002. President and Chief Financial Officer of Neose Technologies, Inc. (a publicly-
traded life sciences company) from 1994 to 2002. Director of Neose
Technologies, Inc. from 1994 to 2003.                                                   1998                     2007

Directors other than current nominees who serve for the terms indicated:

Carlos C. Campbell, 66, President of C.C. Campbell and Company
(a management consulting firm) since 1985. Director of PICO
Holdings, Inc. (a publicly-traded diversified holding company) since
1998. Director of NetWolves Corporation (a publicly-traded
information technology company) since 2003.                                             1990                     2005

Edward E. Cohen, 65, Chairman of the Board of the Company since
1990 and Chief Executive Officer of the Company since 1988.
President of the Company from 2000 to 2003. Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC ("Atlas

Pipeline") (a wholly-owned subsidiary of the Company that is the general partner of a publicly-traded limited partnership, Atlas Pipeline
Partners, L.P., that owns and operates natural gas pipelines) since its formation in 1999. Director of TRM Corporation (a publicly-traded consumer services company) since 1998. Chairman of the Board of
Brandywine Construction & Management, Inc. (a property
management company) since 1994.                                                         1988                     2005

Jonathan Z. Cohen, 33, President of the Company since 2003 and
Chief Operating Officer and a Director of the Company since 2002.
Executive Vice President of the Company from 2001 to 2003. Senior
Vice President of the Company from 1999 to 2001. Vice Chairman of the Managing Board of Atlas Pipeline since its formation in 1999.
Trustee and Secretary of RAIT Investment Trust ("RAIT") (a
publicly-traded real estate investment trust) since 1997. Vice
Chairman of RAIT since 2003. Chairman of the Board of The
Richardson Company (a sales consulting company) since 1999.                             2002                     2006

John S. White, 63, Senior Vice President of Royal Alliance
Associates, Inc. (an independent broker/dealer) since 2002. Chief
Executive Officer and President of DCC Securities Corporation (a
securities  brokerage firm) from 1989 to 2002.                                          1993                     2006

Non-Director Executive Officers

         The Board of Directors appoints officers each year at its annual meeting following the annual stockholders meeting and from time to time as necessary.

         Steven J. Kessler, 61, Senior Vice President and Chief Financial Officer of the Company since 1997. Vice President-Finance and Acquisitions at Kravco Company (a national shopping center developer and operator) from 1994 to 1997.

         Freddie M. Kotek, 48, Senior Vice President of the Company since 1995. Chairman of Atlas Resources, Inc. (a wholly-owned subsidiary of the Company) since 2001 and Chief Executive Officer and President of Atlas Resources since 2002. President of Resource Leasing, Inc. (a wholly-owned subsidiary of the Company) since 1995. President of Resource Properties, Inc. (a wholly-owned subsidiary of the Company) from 2000 to 2001. Executive Vice President of Resource Properties from 1993 to 2000.

         Alan F. Feldman, 40, Senior Vice President of the Company since 2002. President of Resource Properties since 2002. Vice President at Lazard Freres & Co. (an investment bank) from 1998 to 2002. Executive Vice President at PREIT-Rubin, Inc., the management subsidiary of Pennsylvania Real Estate Investment Trust (a publicly traded real estate investment trust) and its predecessor, The Rubin Organization, from 1992 to 1998.

         Nancy J. McGurk, 48, Vice President of the Company since 1992. Treasurer and Chief Accounting Officer of the Company since 1989.

Other Significant Employees

         The following sets forth certain information regarding other significant employees of the Company:

         Michael L. Staines, 54, Senior Vice President of the Company since 1989. Director of the Company from 1989 to 2000 and Secretary of the Company from 1989 to 1998. President of Atlas Pipeline since 2001. Chief Operating Officer and Managing Board Member of Atlas Pipeline since its formation in 1999. Secretary of Atlas Pipeline from 1999 to 2003.

         David E. Bloom, 39, Senior Vice President of the Company since 2001. President of Resource Capital Partners, Inc. (a wholly-owned subsidiary of the Company) since 2002. President of Resource Properties, Inc. (a wholly owned subsidiary of the Company) from 2001 to 2002. Senior Vice President at Colony Capital, LLC (an international real estate opportunity fund) from 1999 to 2001. Director at Sonnenblick-Goldman Company (a real estate investment bank) from 1998 to 1999. Attorney at Willkie Farr & Gallagher (an international law firm) from 1996 to 1998.

         Crit S. DeMent, 51, Chairman and Chief Executive Officer of LEAF Financial Corp. (a wholly-owned subsidiary of the Company) since 2001. President of the Technology Finance Group of CitiCapital Vendor Finance in 2001. President of the Small Ticket Group of European American Bank, a division of ABN AMRO, from 2000 to 2001. President and Chief Operating Officer of Fidelity Leasing, Inc. (a former wholly owned subsidiary of the Company) from 1996 to 2000.

         Frank P. Carolas, 43, Vice President of the Company since 2001. Executive Vice President of Atlas America, Inc. ("Atlas America") (a wholly-owned subsidiary of the Company) since 2001. Vice President of Atlas America from 1998 to 2001.

         Jeffrey C. Simmons, 44, Vice President of the Company since 2001. Executive Vice President of Atlas America since 2001. Vice President of Atlas America from 1998 to 2001.

         Michael S. Yecies, 36, Vice President, Chief Legal Officer & Secretary of the Company since 1998. Attorney at Duane Morris LLP (an international law firm) from 1994 to 1998.

Director Compensation

         Effective as of March 2003, each non-employee director of the Company receives a retainer of $35,000 per year. A total of $109,000 was paid to five non-employee directors for board service during fiscal 2003, including one non-employee director, Alan D. Schreiber, who resigned from the Board of Directors on April 30, 2003.

         Each non-employee director of the Company is eligible to participate in the 2002 Non-Employee Director Deferred Stock and Deferred Compensation Plan (the "2002 Plan"), which was approved by the Company's stockholders on April 29, 2002. Under the 2002 Plan, non-employee directors ("Eligible Directors") are awarded Units representing the right to receive one share of Company common stock for each Unit awarded. Upon becoming an Eligible Director, each Eligible Director is awarded Units equal to $15,000 divided by the closing price of the Company's common stock on the date of grant. Eligible Directors are each awarded additional Units equal to $15,000 divided by the closing price of the Company's common stock on the date of grant on each anniversary of the date of initial grant. Units vest on the later of: (i) the fifth anniversary of the date he or she became an Eligible Director and (ii) the first anniversary of the grant of those Units, except that Units will vest sooner upon a change in control of the Company or death or disability of an Eligible Director, provided the Eligible Director completed at least six months of service. Upon termination of service by an Eligible Director, the Company will issue shares of Company common stock equal to the number of vested Units held by the Eligible Director, but all unvested Units are forfeited. The 2002 Plan provides for the issuance of a maximum of 75,000 Units and terminates on April 29, 2012, except with respect to previously awarded grants. As of the date of this proxy statement, four directors are deemed to be Eligible Directors, 12,732 Units have been awarded to such Eligible Directors and 7,540 Units have been forfeited under the 2002 Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports.

         Based solely on its review of the reports received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that, during fiscal year 2003, its officers, directors and greater than ten percent stockholders complied with all applicable filing requirements.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors consists of Messrs. Campbell, Neff and White. None of such persons was an officer or employee, or former officer or employee, of the Company or any of its subsidiaries during fiscal year 2003. No executive officer of the Company has been a director or executive officer of any entity of which any member of the Compensation Committee has been a director or executive officer during fiscal year 2003.

Information Concerning the Board of Directors and Certain Committees

         The Board of Directors held nine meetings during fiscal 2003. Each of the directors attended at least 75% of the meetings of the Board and all meetings of the committees on which they served during fiscal 2003. The Board of Directors consists of six members, four of whom are independent directors, as defined by Nasdaq National Market standards. The four independent directors are Messrs. Campbell, Lubin, Neff and White.

         Standing committees of the Board of Directors are the Audit Committee, Compensation Committee and Corporate Governance and Investment Committee (formerly the Investment Committee). All of the members of each Board Committee are independent directors.

         The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, is responsible for the engagement of independent accountants, and reviews the adequacy of the Company's internal controls. The Committee held seven meetings during fiscal 2003. Members of the Committee are Messrs. Lubin (Chairman), Neff and Campbell.

         The Compensation Committee establishes and monitors compensation levels for officers of the Company, and administers the Company's Key Employee Stock Option Plans. The Committee held three meetings during fiscal 2003. Members of the Committee are Messrs. Campbell (Chairman), Neff, and White.

         The Corporate Governance and Investment Committee reviews all the Company's corporate governance procedures, all current management investment practices and evaluates and monitors all significant existing and proposed Company investments. The Committee held seven meetings during fiscal 2003. Members of the Committee are Messrs. White (Chairman), Lubin and Neff.

         The Board of Directors as a whole fulfills the responsibilities of the Nominating Committee, which includes recommending persons for nomination as directors of the Company. Director nominees are selected by a majority of the independent directors. The Board of Directors will consider nominees recommended by security holders for the 2005 annual meeting of stockholders if submitted in writing to the Secretary of the Company in accordance with the Company's Bylaws and rules promulgated by the Securities and Exchange Commission. See "Stockholder Proposals" for information concerning nominations by stockholders.

         The Company's Board of Directors has also established a process for stockholders to send communications to the Board of Directors. Any stockholder of the Company who wishes to send a communication to the Board of Directors should mail such communication to the Secretary of the Company at its Philadelphia address stated herein. Beneficial owners shall include in their communication a good faith representation that they are beneficial owners of the Company's common stock. The Secretary of the Company will promptly forward to the Chairman of the Board of Directors any and all such stockholder communications.

         The Company does not have a formal policy regarding board member attendance at its annual meeting of stockholders. However, the Company anticipates that all of its board members will attend the meeting.

Report of the Audit Committee

         The Audit Committee consists of three directors: Andrew M. Lubin, who serves as Chairman, Carlos C. Campbell and P. Sherrill Neff. This committee meets with the independent auditors to review the results of the annual audit and other related matters. Each member of the Audit Committee is "independent" as defined in the listing standards of the National Association of Securities Dealers. The Board of Directors has determined that Mr. Neff is the Audit Committee `financial expert" as defined by the regulations of the Securities and Exchange Commission. The Company's Board of Directors has adopted an amended and restated written charter for the Audit Committee, a copy of which is attached to this proxy statement as Exhibit A. The Audit Committee met seven times during the fiscal year ended September 30, 2003. The Audit Committee has approved the following report:

         In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

         o Reviewed and discussed the Company's audited financial statements for the fiscal year ended September 30, 2003 with the Company's management;

         o Discussed with the Company's independent auditors those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec.380); and

         o Received the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with the independent auditors their independence.

         Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended September 30, 2003.

Andrew M. Lubin, Chairman
Carlos C. Campbell
P. Sherrill Neff

Audit Fees

         The aggregate fees billed by the Company's independent auditors, Grant Thornton LLP, for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended September 30, 2003 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q during the fiscal year ended September 30, 2003 were $754,678.

Financial Information Systems Design and Implementation Fees

         Grant Thornton LLP billed no fees for professional services rendered to the Company for information technology services relating to financial information systems design and implementation for the fiscal year ended September 30, 2003.

All Other Fees

         The aggregate fees billed by Grant Thornton LLP for services rendered to the Company, other than services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended September 30, 2003 were $346,103.

Other Matters

         Since Grant Thornton did not provide information technology services to the Company during fiscal 2003, the Audit Committee was not required to consider whether the provision of such services impacted their independence. The Audit Committee did consider whether the provision of the other non-audit services performed by Grant Thornton is compatible with maintaining Grant Thornton's independence.

         Upon the recommendation of the Audit Committee, approved by the Board of Directors, Grant Thornton LLP served as the Company's independent auditors during fiscal year 2003. The Company does not anticipate that a representative of Grant Thornton LLP will be present at the Meeting. The Audit Committee of the Board of Directors anticipates that Grant Thornton LLP will be re-appointed as the Company's independent auditors for fiscal year 2004.

Executive Officer Compensation

         The following tables set forth certain information concerning the compensation paid or accrued during each of the last three fiscal years by the Company and its subsidiaries to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose aggregate salary and bonus (including amounts of salary and bonus foregone to receive non-cash compensation) exceeded $100,000.

                                                 Summary Compensation Table

                                              Annual Compensation              Long Term Compensation
                                         ----------------------------     ----------------------------------
                                                                                 Awards            Payouts
                                                                          ----------------------  ----------
                                                                         Restricted   Securities                All Other
                              Fiscal                                       Stock     Underlying      LTIP        Compen-
Name and Principal Position    Year       Salary     Bonus(1)   Other     Awards(2)    Options    Payouts(3)     sation(4)
---------------------------    ----      --------   ---------   -----     --------   -----------  ----------  ------------
Edward E. Cohen                2003      $600,000   $400,0000     0              0             0       0          $318,769
  Chairman & Chief             2002       600,000     500,000     0         $2,280       150,000       0         1,108,692
  Executive Officer            2001       600,000     450,000     0              0       100,000       0         1,628,325

Jonathan Z. Cohen              2003       350,000     300,000     0              0             0       0             4,990
  President & Chief            2002       335,385     200,000     0          2,280       150,000       0             9,846
  Operating Officer            2001       282,932     160,000     0              0        45,000       0             9,538

Steven J. Kessler              2003       300,000     150,000     0              0             0       0             6,000
  Senior Vice President &      2002       300,000     150,000     0          2,280        30,000       0            11,000
  Chief Financial Officer      2001       300,000     150,000     0              0        30,000       0             9,923

Freddie M. Kotek               2003       250,000     200,000     0              0             0       0             6,000
 Senior Vice President         2002       248,677     150,000     0          2,280        30,000       0            11,000
                               2001       200,000     125,000     0              0        30,000       0            10,500

Alan F. Feldman                2003       300,000     100,000     0              0             0       0                 0
  Senior Vice President        2002(5)     36,923     100,000   50,000           0       200,000       0                 0

-------------------

(1) Bonuses in any fiscal year are generally based upon the Company's performance in the prior fiscal year and the individual's contribution to that performance. From time to time, the Company may award bonuses in a fiscal year reflecting an individual's performance during that fiscal year.

(2) Reflects shares awarded under the Company's 1989 Employee Stock Ownership Plan, valued at the closing price of the Company's common stock at September 30, 2002. For purposes of this table, all shares are assumed to be fully vested. Mr. E. Cohen was 100% vested as of September 30, 1997. Mr. Kotek was 100% vested as of September 30, 2000. Messrs. J. Cohen and Kessler were 80% vested as of September 30, 2003 and will be fully vested on September 30, 2004. At September 30, 2003, the number of restricted shares held and the value of those restricted shares (in the aggregate, and valued at the closing market price of the Company's common stock on the dates of the respective grants) are: Mr. E. Cohen -60,775 shares ($123,272); Mr. J. Cohen
    - 285 shares ($2,280); Mr. Kessler - 313 shares ($2,488); and Mr. Kotek - 16,017 shares ($55,745). Cash dividends, as and when authorized by the Company's Board of Directors, have been and will continue to be paid to the Plan on the restricted shares.

(3) Except for the 1989 Employee Stock Ownership Plan, the stock option plans and the 401(k) Plan, reported elsewhere in this proxy statement, the Company does not have long-term incentive plans or pension or profit-sharing plans.

(4) All such amounts are matching payments made by the Company under the 401(k) Plan, except the amounts set forth for Mr. E. Cohen in 2003, 2002, and 2001 include $314,500, $1,100,000 and $926,800, respectively, of accrued obligations under a Supplemental Employment Retirement Plan established by the Company in March 1997 in connection with the employment agreement between Mr. E. Cohen and the Company. Additionally, $693,333 of the amount set forth for Mr. E. Cohen in 2001 represents a gross-up payment for taxes in connection with the Supplemental Employment Retirement Plan. See "Employment Agreements."

(5) Mr. Feldman's salary in 2002 is for the partial fiscal year period from the inception of his employment with the Company on August 1, 2002 through September 30, 2002. The salary reported for fiscal 2002 was based on an annual salary rate of $300,000 for fiscal 2002. Mr. Feldman's bonus in fiscal 2002 was a signing bonus associated with the inception of his employment with the Company. Mr. Feldman's other compensation in fiscal 2002 was a relocation expense reimbursement.


Option Grants and Exercises in Last Fiscal Year and Year-End Option Values

         The Company did not grant any stock options or stock appreciation rights to the named executive officers in fiscal 2003.

         The following table sets forth the aggregated option exercises during fiscal 2003, together with the number of unexercised options and their value on September 30, 2003, held by the executive officers listed in the Summary Compensation Table. No stock appreciation rights were exercised or held by the named executive officers in fiscal 2003.

                                Aggregated Option Exercises In Last Fiscal Year
                                       and Fiscal Year-End Option Values

                                                                                                 Value of
                                                                          Number of             Unexercised
                                                                     Securities Underlying     In-the-Money
                                                                         Unexercised             Options at
                                  Shares                              Options at FY-End            FY-End
                                 Acquired           Value               Exercisable/            Exercisable/
Name                            On Exercise      Realized(1)            Unexercisable         Unexercisable (2)
----                            -----------      -----------            -------------         ----------------
Edward E. Cohen                   225,000           $866,672           287,500/162,500        $195,475/506,725
Jonathan Z. Cohen                  30,000            117,356           359,997/185,003         828,931/703,283
Steven J. Kessler                  75,000            275,391             47,500/37,500          43,080/105,330
Freddie M. Kotek                        0                  0             61,995/37,500         312,390/105,330
Alan F. Feldman                         0                  0            50,000/150,000         126,000/378,000

-------------
(1) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at the date of exercise.

(2) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at September 30, 2003.

Employment Agreements

         Edward E. Cohen serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company under an employment agreement effective January 1, 1997. The agreement requires Mr. Cohen to devote as much of his business time to the Company as is necessary to the fulfillment of his duties, although it permits him to have outside business interests. The agreement provides for initial base compensation of $350,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. Cohen's performance. Mr. Cohen is eligible to receive incentive bonuses and stock option grants in amounts to be determined by the Compensation Committee of the Board and to participate in all employee benefit plans in effect during his period of employment.

         The agreement has a term of five years and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it has a then-current five year term. The agreement may be sooner terminated in the event of Mr. Cohen's disability extending for more than 240 days, death or retirement. Mr. Cohen also has the right to terminate the agreement upon a change in control or potential change in control of the Company, and for cause. Otherwise, Mr. Cohen may terminate the agreement upon 180 days' notice.

         The agreement provides the following termination benefits: (i) upon termination due to death, Mr. Cohen's estate will receive an amount equal to (a) five times Average Compensation (defined as the average of the annual total compensation received by Mr. Cohen in the three most highly compensated years during the previous nine years of employment), payable over 36 months, plus (b) to the extent Mr. Cohen has not received 120 months of Supplemental Employment Retirement Plan ("SERP") benefits, the balance thereof; (ii) upon termination due to disability, Mr. Cohen will receive a monthly benefit equal to one-twelfth of the product of (a) Average Compensation and (b) 75%, which will terminate upon the commencement of retirement benefits; (iii) upon termination by Mr. Cohen for cause, or upon a change in control or potential change in control, an amount equal to five times Average Compensation plus continuation of life, health, accident and disability insurance benefits for a period of 36 months or until Mr. Cohen reaches age 70; and (iv) upon termination by Mr. Cohen without cause, an amount equal to 25% of the amount referred to in item (i), above. In the event that any amounts payable to Mr. Cohen pursuant to items (i) through
(iv), above ("Total Benefits"), become subject to any excise tax imposed under
Section 4999 of the Internal Revenue Code of 1986 (the "Code"), the Company must pay Mr. Cohen an additional sum such that the net amounts retained by Mr. Cohen, after payment of excise, income and withholding taxes, shall equal Total Benefits.

         As required by the agreement, the Company has established a SERP for Mr. Cohen's benefit which will pay to Mr. Cohen, upon retirement after he has reached Retirement Age (defined by the agreement as age 62), a monthly retirement benefit equal to 75% of his Average Compensation, less any amounts payable under any other retirement plan of the Company in which Mr. Cohen participates. The Company has established two trusts to fund the SERP. The 1999 Trust purchased 100,000 shares of common stock of The Bancorp, Inc. See "Certain Relationships and Related Party Transactions." The 2000 Trust holds 42,633 shares of convertible preferred stock of The Bancorp, Inc. and a loan to a limited partnership of which Edward Cohen and Daniel Cohen, a son of Edward Cohen and a former officer and director of the Company, own the beneficial interests. This loan was acquired for its outstanding balance of $720,167 by the 2000 Trust in April 2001 from a corporation of which Edward Cohen is the Chairman and Jonathan Cohen is the President. In addition, the 2000 Trust invested $1.0 million in Financial Securities Fund, an investment partnership which is managed by a corporation of which Daniel Cohen is the principal shareholder and a director. The fair value of the 1999 Trust is approximately $1.1 million at September 30, 2003. This trust and its assets are not included in the Company's consolidated balance sheet. However, its assets are considered in determining the amount of the Company's liability under the SERP.

         The carrying value of the assets in the 2000 Trust is approximately $3.6 million at September 30, 2003 and, because it is a "Rabbi Trust" its assets are included in Other Assets in the Company's consolidated balance sheets and the Company's liability under the SERP has not been reduced by the value of those assets.

         For information regarding Mr. Cohen's compensation during each of the last three fiscal years, see "Executive Officer Compensation."

         Steven J. Kessler serves as the Senior Vice President and Chief Financial Officer of the Company under an employment agreement dated October 5, 1999. The agreement provides for initial base compensation of $300,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. Kessler's performance. Mr. Kessler is eligible to receive incentive bonuses and stock option grants in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment.

         The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it has a then-current three year term. The agreement can be sooner terminated in the event of Mr. Kessler's disability extending for more than 240 days or death. Mr. Kessler also has the right to terminate the agreement upon a change in control of the Company, and for cause. Otherwise, Mr. Kessler can terminate the agreement upon 180 days' notice.

         The agreement provides the following termination benefits: (i) upon termination due to death, Mr. Kessler's estate will receive an amount equal to three times Average Compensation (defined as the average of the annual total compensation received by Mr. Kessler in the three most highly compensated years during the previous nine years of employment) (payable over 36 months); (ii) upon termination due to disability, Mr. Kessler will receive a monthly benefit equal to one-twelfth of the product of (a) Average Compensation and (b) 75%; and
(iii) upon termination by Mr. Kessler for cause, or upon a change in control, an amount equal to three times Average Compensation plus continuation of life, health, accident and disability insurance benefits for a period of 36 months. In the event that any amounts payable to Mr. Kessler pursuant to items (i) through
(iii), above ("Total Benefits"), become subject to any excise tax imposed under
Section 4999 of the Code, the Company is required to pay Mr. Kessler an additional sum such that the net amounts retained by Mr. Kessler, after payment of excise, income and withholding taxes, shall equal Total Benefits.

         The terms of the Company's employment agreement with Jonathan Z. Cohen as of October 1999 are substantially similar to the terms of the Company's employment agreement with Mr. Kessler described above, except as follows: Mr. J. Cohen serves as President, Chief Operating Officer and a director of the Company; Mr. J. Cohen's initial base compensation is $200,000 per year; Mr. J. Cohen is expressly permitted to have outside business interests; and Mr. J. Cohen has the right to terminate the agreement upon a potential change in control of the Company.

Certain Relationships and Related Party Transactions

         In the ordinary course of its business operations, the Company has ongoing relationships with several related entities:

         Relationship with Brandywine Construction & Management, Inc. ("BCMI"). BCMI manages the properties underlying 12 of the Company's real estate loans and real estate and FIN 46 assets. Adam Kauffman ("Kauffman"), President of BCMI, or an entity affiliated with him, has also acted as the general partner, president or trustee of seven of the borrowers. Edward E. Cohen ("E. Cohen"), the Company's chairman and chief executive officer, is the chairman of BCMI and holds approximately 8% of its common stock.

         In September 2001, the Company sold a wholly-owned subsidiary to BCMI for $4.0 million, recognizing a gain of $356,000. The $4.0 million consideration paid to the Company included a $1.0 million non-recourse note from BCMI, which note bore interest at 8% per annum. BCMI repaid the note in full, with interest, to the Company in October 2003.

         Relationship with RAIT Investment Trust ("RAIT"). Organized by the Company in 1997, RAIT is a real estate investment trust in which, as of September 30, 2003, the Company owned approximately 4% of the shares of beneficial interests. Betsy Z. Cohen ("B. Cohen"), Mr. E. Cohen's spouse, is the chief executive officer of RAIT, and Jonathan Z. Cohen ("J. Cohen"), a son of E. and B. Cohen and the president and chief operating officer and a director of the Company, is the vice chairman, secretary and a trustee of RAIT. Scott F. Schaeffer, a former officer and director of the Company, is RAIT's president and chief operating officer.

         In December 2003 RAIT provided the Company a standby commitment to provide bridge financing in the amount of $10.0 million. RAIT received a $100,000 facilitation fee from the Company in connection with providing this standby commitment. On January 15, 2004, the Company borrowed the $10.0 million from RAIT, and on January 21, 2004, the Company repaid RAIT in full.

         Relationship with The Bancorp, Inc. ("TBI"). The Company owns 9.7% of the outstanding common stock of TBI. B. Cohen and Daniel G. Cohen ("D. Cohen") are officers and directors of TBI. D. Cohen, a son of E. and B. Cohen, is a former officer and director of the Company.

         Relationship with Ledgewood. Until April 1996, E. Cohen was of counsel to Ledgewood Law Firm ("Ledgewood"). The Company paid Ledgewood $1.2 million during fiscal 2003 for legal services rendered to the Company. E. Cohen receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest.

         Relationship with Retirement Trusts. Upon his retirement, E. Cohen is entitled to receive payments from a Supplemental Employee Retirement Plan ("SERP"). See "Employment Agreements."

         Relationship with Cohen Bros. & Company. During fiscal 2003, the Company purchased 26,450 shares of its common stock at a cost of $212,100 from Cohen Bros. & Company. D. Cohen is the principal owner of the corporate parent of Cohen Bros. & Company.

         Relationship with 9 Henmar. The Company owns a 50% interest in the Trapeza entities that have sponsored collateralized debt obligation issuers ("CDO issuers") and manage pools of trust preferred securities acquired by the CDO issuers. The Trapeza entities and CDO issuers were originated and developed in large part by D. Cohen. The Company has agreed to pay his company, 9 Henmar LLC ("9 Henmar"), 10% of the fees the Company receives in connection with Trapeza entities one through four and their management of the trust preferred securities held by the CDO issuers. In fiscal 2003, the Company paid 9 Henmar $93,400 in such fees. In addition, the Company made advances of $1.4 million in fiscal 2003 to 9 Henmar for its expenses in connection with originating and developing the Trapeza entities and the CDO issuers. All of such advances were reimbursed to the Company by the CDO issuers by September 30, 2003.

         Relationship with Certain Borrowers and Purchasers of Real Estate Loans. The Company has from time to time purchased loans in which affiliates of the Company were or have become affiliates of the borrowers.

         In January 2004, a property underlying one of the Company's loans was sold to an affiliate of D. Cohen, which was the highest bidder for the property. In 2002, an entity affiliated with D. Cohen acquired beneficial ownership of the property and a 12.5% participation interest in a loan the Company held on that property from an unrelated third party. In connection with the sale of the property, the Company received proceeds of $2.8 million, of which $250,000 (less than its 12.5% participation interest) was paid to such entity.

         In October 2003, the Company recapitalized a loan it acquired in 1998 under a plan of reorganization in bankruptcy for a cost of $95.6 million. At the time of such acquisition, an order of the bankruptcy court required that legal title to the property underlying the loan be transferred. To comply with that order, to maintain control of the property and to protect the Company's interest, an entity whose general partner is a subsidiary of the Company and whose limited partners are Messrs. Schaeffer, D. Cohen and E. Cohen (with a 94% aggregate beneficial interest), assumed title to the property. As part of the recapitalization, Messrs. E. Cohen and Schaeffer transferred all of their interests to an unrelated third party for no consideration and D. Cohen transferred all of his interest (except for a 15% interest, which he retained) to such third party for no consideration. In consideration for the limited partners' agreeing to the recapitalization of the loan, the Company agreed to repay the limited partners the amount that they had paid to the Company in 1998 for the interests transferred in October 2003, without interest. Such payment was $200,000 in the aggregate.

         In October 2003 the property underlying one of the Company's loans was sold to an entity of which D. Cohen is an affiliate of the general partner, which entity was the highest bidder for the property. Prior to such sale, the property had been owned by a partnership in which Messrs. E. Cohen, D. Cohen and Kauffman and Ms. B. Cohen were limited partners. In connection with such sale, the Company received $343,000 more than its net investment in the property.

         In September 2003, the Company foreclosed on a property securing a loan held by the Company since 1997. In 2000, to protect the Company's interest, the property was purchased by a limited partnership owned in equal parts by Messrs. Schaeffer, Kauffman, E. Cohen and D. Cohen.

         Relationship with Certain Lienholders. In 1997, the Company acquired a first mortgage lien with a face amount of $14.0 million and a book value of $4.5 million on a hotel property owned by a corporation in which, on a fully diluted basis, J. Cohen and E. Cohen would have a 19% interest. The corporation acquired the property through foreclosure of a subordinate loan. In May 2003, the Company acquired this property through further foreclosures proceedings and in connection with this acquisition reduced the carrying value of the property by $1.5 million.

Performance Graph

         The following graph compares the cumulative total stockholder return on the Company's common stock with the cumulative total return of two other stock market indices: the Nasdaq United States Composite and the Nasdaq Financial.


                 Comparison of Five Year Cumulative Total Return

                       |-----------------------------------------------------|
                       |  1998     1999     2000    2001     2002     2003   |
                       |-----------------------------------------------------|
Nasdaq U.S. Composite  | 100.00   163.12   217.03    88.74   69.90   106.49  |
                       | ----------------------------------------------------|
Nasdaq Financial       | 100.00   108.69   115.29   126.92   63.31   166.34  |
                       | ----------------------------------------------------|
Resource America, Inc. | 100.00    74.75    86.92    92.57   84.01   126.39  |
                       |-----------------------------------------------------|

                         fiscal year ended September 30

     *   Total return for each of the last five fiscal years ending September
         30. Assumes $100 was invested on October 1, 1998 in the Company's common stock or in the indicated index and that cash dividends were reinvested as received.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for setting and administering compensation programs for the Company's executives, including the following:

         o setting policies with respect to compensation for executives;

         o setting pay levels for all named executive officers;

         o administering the Company's Key Employee Stock Option plans and making appropriate awards of options; and

         o monitoring and determining such other compensation matters as may be assigned to the Committee by the Board of Directors.

         The Committee is comprised of three non-employee directors: Messrs. Campbell, Neff and White.

         The Company's compensation philosophy and objectives are driven by the desire to:

         o compensate and reward executives for their contribution to the historical success of the Company; and

         o provide suitable compensation packages to attract, motivate and retain talented executives.

         The executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success and goals and, as such, has three components: base salary, annual bonuses, and long term incentives.

Base Salary

         Base salaries for executive officers are determined in part by pay practices in unaffiliated companies and the Committee's assessment of individual performance relative to responsibilities and objectives for each executive. Base salaries are not intended to compensate individuals for extraordinary performance or for above average Company performance.

Bonus Plan

         Executives are eligible to receive annual bonuses, which are generally based on the Company's overall performance during the preceding year and the individual's contribution to that performance. The Company does not have a defined bonus pool and the amount of any bonus payment is at the discretion of the Committee. No formula performance measures were utilized in establishing the amount of the bonus awards; however, the Committee considers individual contribution to the overall performance of the Company and performance relative to expectations.

Long Term Incentives

         General. Long term incentives are designed to focus executives on the long term goals and performance of the Company and to provide a reward directly tied to stockholder return: the performance of the Company's common stock. The particular plans are intended to encourage the participants to strive to achieve the long term success of the Company and to remain with the Company in order to fully benefit from the plans.

         Stock Options. Stock options are issued periodically to key employees at an exercise price of no less than the then current market price of the Company's common stock, have a life up to ten (10) years and typically vest to the executive at a rate not exceeding twenty-five percent (25%) of the amount awarded on each anniversary of their issuance. Allocation of available options is at the discretion of the Committee and is determined by potential contribution to, or impact upon, the overall performance of the Company by the executive.

         Employee Stock Ownership Plan. In 1989 the Company established the Resource America, Inc. Employee Stock Ownership Plan for the benefit of all qualified employees. All employees, including executive officers, are allocated shares from an available pool in proportion to their relative compensation. While the allocations from this plan are determined solely by a predetermined and required formula in accordance with ERISA, the intent was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the stockholder return.

         Savings Plan. The 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching Company contributions in the form of cash or Company common stock. During fiscal year 2003, the Company matched employee contributions 50% in cash or 50% by issuance of Company common stock. While participation in this plan is at the discretion of the qualified employee, the intent again was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the return to stockholders.

Chief Executive Officer Compensation

         Edward E. Cohen is employed pursuant to the agreement described in "Employment Agreements" contained elsewhere in the proxy statement of which this report is a part. Applying the considerations noted below, for fiscal year 2003 the Committee maintained Mr. Cohen's base salary at $600,000 (unchanged from fiscal 2002 and fiscal 2001) and reduced Mr. Cohen's bonus from $600,000 in fiscal 2002 to $400,000 (a 33% decrease from fiscal 2002 and an 11% decrease from fiscal 2001).

         In evaluating the performance and setting the total compensation package for Mr. Cohen for fiscal year 2003, which included bonus compensation paid in January 2003 for performance during the 2002 fiscal year, the Committee took note of the continued growth in the Company's assets under management ($1.2 billion at September 30, 2002 compared to $1.0 billion at September 30, 2001) and revenues ($120.8 million in fiscal 2002 compared to $118.3 million in fiscal
2001). The Committee also noted Mr. Cohen's role in the continued expansion of the Company's energy and energy finance operations. Specifically, the Committee recognized the continued growth in the Company's energy revenues ($97.9 million in fiscal 2002 compared to $94.8 million in fiscal 2001), total Company owned proved oil and gas reserves (134.5 billions of cubic feet equivalent, or bcfe, at September 30, 2002 compared to 128.9 bcfe at September 30, 2001), managed oil and gas reserves (317.1 bcfe at September 30, 2002 compared to 303.6 bcfe at September 30, 2001) and the PV-10 estimate of proved energy reserves ($132.5 million at September 30, 2002 compared to $127.3 million at September 30, 2001). However, the Committee noted that the Company's average stock price declined from $10.80 in fiscal 2001 to $9.63 in fiscal 2002 and that the Company's net income from continuing operations deteriorated from $14.1 million in fiscal 2001 to $8.4 million in fiscal 2002.

         This report has been provided by the Compensation Committee of the Board of Directors of Resource America, Inc.

Carlos C. Campbell, Chairman
P. Sherrill Neff
John S. White

                                  OTHER MATTERS

         As of the date of this proxy statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

         Except as hereinabove stated, all shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

                     ANNUAL REPORT AND REPORT ON FORM 10-K/A

         The Company's 2003 Annual Report to Stockholders including the financial statements and management's discussion and analysis of financial condition and results of operations for the year ended September 30, 2003, is being sent to stockholders of record as of March 15, 2004 with this proxy statement. Stockholders of record as of March 15, 2004, and beneficial owners of the Company's common stock on that date, may obtain from the Company, without charge, a copy of the Company's most recent Annual Report on Form 10-K/A filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request therefor in writing. Such requests should be directed to the Company, at its Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of the Company's common stock on March 15, 2004.

                              STOCKHOLDER PROPOSALS

         Holders of common stock who desire to include in the Company's 2005 proxy statement proposals or nominations for the election of directors must submit such proposals or nominations to the Secretary of the Company no later than November 29, 2004. Such items must comply with the eligibility standards promulgated by the Securities and Exchange Commission.

         Also, under the Company's Bylaws, any stockholder who wishes to nominate candidates for election as directors or present a proposal at the Company's 2005 annual meeting of stockholders must deliver written notice to the Secretary of the Company no later than December 29, 2004. The notice must contain all of the information required by the Company's Bylaws, a copy of which is available upon request from the Secretary of the Company.


                                            By order of the Board of Directors,
                                            Michael S. Yecies, Secretary
                                            March 29, 2004

                                                                       EXHIBIT A
                              AMENDED AND RESTATED
                             AUDIT COMMITTEE CHARTER
                             RESOURCE AMERICA, INC.

MISSION STATEMENT

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight duties and in this capacity:

o Is responsible for appointing the Company's independent auditors and exercising oversight thereof;
o   Is delegated the authority to receive funds and engage advisors as needed;
o Shall monitor the integrity and ensure the transparency of the Company's financial reporting processes and systems of internal controls regarding finance, accounting and regulatory compliance;
o Shall ensure the independence and monitor the performance of the Company's independent auditors and internal auditing department;
o Shall provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors; and

To effectively perform his or her role, each Committee member will obtain an understanding of the responsibilities of Audit Committee membership.

COMMITTEE COMPOSITION

The Audit Committee and its members shall meet all applicable requirements of the securities exchange on which the corporation is listed, or shall have received an exemption therefrom.

The Audit Committee will consist of at least three members of the Board of Directors, appointed by either the Board of Directors or the Nominating Committee of the Board.

Each committee member will be both independent and financially literate. At least one member shall be designated as the "financial expert," as defined by applicable legislation and regulation. No committee member shall simultaneously serve on the audit committees of more than two other public companies.

MEETINGS

The committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require. All committee members are expected to attend each meeting, in person or via tele- or video-conference. The committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will meet separately, periodically, with management, external auditors and internal auditors, as necessary. It will also meet periodically in executive session. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.

ROLES AND RESPONSIBILITIES

The committee will carry out the following responsibilities:

Financial Statements

1. Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:

    o   Complex or unusual transactions and highly judgmental areas
    o Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles
    o The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company

2. Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

3. Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management.

4. Discuss the annual audited financial statements and quarterly financial statements with management and the external auditors prior to filing or distribution. The review should include discussions with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

5. Review disclosures made by CEO and CFO during the Forms 10-K and 10-Q certification process about significant deficiencies, if any, in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company's internal controls.

6. Review earnings press releases (particularly use of "pro-forma," or "adjusted" non-GAAP information), as well as financial information and earnings guidance, if any, provided to analysts and rating agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made). The Audit Committee Chairman and the independent auditors should each indicate their approval to management prior to the issuance of earnings press releases. The Audit Committee Chairman and the external auditors will confer, as necessary, prior to providing such approval.

Internal Control

1. Consider the effectiveness of the Company's internal control system, including information technology security and control and compliance with the reporting requirements of The Sarbanes-Oxley Act.

2. Understand the scope of internal and external auditors' review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.

3. In consultation with management and independent accountants, verify that the CEO and CFO have certified that they disclosed to the independent auditors and to the Audit Committee all significant deficiencies, if any, in the design or operation of internal controls that could affect the Company's ability to record, process, summarize and report financial data, any material weaknesses in the internal controls, and fraud - whether or not material - that involved management or other employees who have a significant role in the Company's internal control.

4. Analyze any internal control deficiencies, management or employee fraud identified by the CEO/CFO certification process or by the Disclosure Committee.

Internal Audit

1. Review the effectiveness of the internal audit function, including the audit risk assessment audit schedule and approach, recommendation follow-up matrix, staffing and organizational structure of the internal audit function.

2. Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement or dismissal of the internal auditors.

3. On a periodic basis, as necessary, meet separately with internal audit to discuss any matters that the committee or internal audit believes should be discussed privately.

4. Review with management and internal audit compliance with the Audit Committee charter.

External Audit

1. Review the external auditors' audit scope and approach, including coordination, if any, of audit effort with internal audit.

2. Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors. In performing this review, the committee will:

    o Review a report, if any, describing any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the Company.
    o   Take into account the opinions of management and internal audit.
    o Present its conclusions with respect to the external auditor to the Board.

3. Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself.

4. Conform with all applicable laws and regulations regarding the hiring of any employees or former employees of the independent auditors.

5. Review and discuss with the independent accountants, as may be required by law or regulation, (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications or the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant, and; (3) other material written communications between the independent accountant and management, such as any management letter or schedule of unadjusted differences.

6. Review and pre-approve all audit and permitted non-audit services provided by the independent accountants. The Audit Committee has delegated to the Chairman of the Committee the authority to grant such pre-approvals. All pre-approvals granted by the Chairman of the committee shall be presented to and reviewed by the full Committee at its next regularly scheduled meeting.

7. Resolve any financial reporting disagreements between the independent accountant and management.

Reporting Responsibilities

1. Report to the Board of Directors, as necessary, about committee activities and issues that arise with respect to the quality or integrity of the Company's financial statements, and Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, and the performance of the internal audit function.

2. Prepare an annual Audit Committee report for inclusion in the Company's Annual Proxy Statement, describing the committee's composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

Other Committee Responsibilities

1. Review and assess the adequacy of the Audit Committee charter periodically, requesting Board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation. Ensure that the charter is included within the Company's proxy statement once every three years.

2. Institute and oversee special investigations as needed. The Audit Committee has the authority to engage independent counsel and other advisors, as they determine necessary to carry out their duties, and obtain appropriate funding, as determined by the Audit committee, for compensating such advisors as well as the accounting firm for its audit services.

3. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of all activities.

4. Review the effectiveness of the system for monitoring compliance with laws and regulations (for example, IRS, SEC, NASDAQ) and the results of management's investigation and follow-up of any instances of noncompliance.

5. Establish procedures for: (1) The receipt, retention, and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls or auditing matters; and (2) the confidential, anonymous submission by employees of the listed issuer of concerns regarding questionable accounting or auditing matters.

                             RESOURCE AMERICA, INC.

                                      PROXY

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                     OF DIRECTORS OF RESOURCE AMERICA, INC.


         The undersigned hereby constitutes and appoints Edward E. Cohen and Jonathan Z. Cohen, or either of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Resource America, Inc. held of record by the undersigned on March 15, 2004, at the Annual Meeting of Stockholders of Resource America, Inc. to be held Tuesday, May 11, 2004 and at any and all adjournments thereof as follows:

                                                                 I plan to attend
                                                                   the meeting
                                                                       +-+
                                                                       +-+
         1. ELECTION OF DIRECTORS.

The nominees for election are Andrew M. Lubin and P. Sherrill Neff.

FOR all nominees                Withhold Authority               To withhold
listed above                    to vote for all                  authority to vote
(except as marked               nominees listed                  for any individual
to the contrary at              above                            nominee, write
the  right)                                                      that nominee's
                                                                 name in the space
                                                                 provided below.

           +-+                          +-+
           +-+                          +-+                     ___________________



         2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT
THEREOF.


+-+                                       +-+                    +-+
+-+  FOR                                  +-+  AGAINST           +-+  ABSTAIN

         This proxy, when properly executed, will be voted in the manner specified above by the named proxies. If no direction is made, this proxy will be voted FOR all nominees listed. Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Dated:__________________, 2004


_________________________
Signature of stockholder



_________________________
Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.